Exhibit 5.1

345 Park Avenue	Main	212.407.4000
New York, NY 10154	Fax	212.407.4990

June 10, 2008

Argyle Security Inc.

200 Concord Plaza, Suite 700
San Antonio, Texas 78216

Ladies and Gentlemen:

We have acted as counsel to Argyle Security, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File Number 333-151310) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling stockholders listed therein (the “Selling Stockholders”) of up to (i) 1,180,000 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”),(ii) 192,500 shares of Common Stock issuable upon conversion of promissory notes (the “Notes”; the shares of Common Stock issuable upon conversion of the Notes are referred to herein as the “Note Shares”) and (iii) 112,500 shares of Common Stock issuable upon exercise of warrants (the “Warrants”; the shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”).

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the (i) Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date, (iii) the By-Laws of the Company (iv) the Form of the Warrants, (v) the Form of the Notes, and (vi) certain records of the Company’s corporate proceedings. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

a.     the Shares are validly issued, fully paid and non-assessable; and

b.     the Note Shares, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable; and

c.     the Warrant Shares, when paid for and issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ LOEB & LOEB LLP